EXHIBIT 99.1
                                  PRESS RELEASE


           RIO VISTA ENERGY PARTNERS L.P. ANNOUNCES ESTIMATED RESULTS
                         FOR YEAR ENDED DECEMBER 31, 2004

              COMPANY ESTIMATES NET LOSS OF 3 CENTS PER COMMON UNIT

HOUSTON, Feb 23, 2005 -- Rio Vista Energy Partners L.P. (NASDAQ:RVEP), a leading supplier of LPG to Northeast Mexico, announced today its estimated financial results for the year ended December 31, 2004. The Company estimates a net loss of approximately $(63,000) or $(0.03) per common unit. The Company did not have any operating activity prior to September 30, 2004, the date that the initial operating assets of Rio Vista were transferred to Rio Vista from Penn Octane Corporation. Included in the net loss for the year ended December 31, 2004 were non-cash stock-based compensation charges of approximately $344,000 and non-cash depreciation and amortization expenses of approximately $178,000. Estimated net income after adjusting for these non-cash charges was approximately $459,000 for the year ended December 31, 2004.

Revenues for the year ended December 31, 2004 were $35.2 million on sales of approximately 37.3 million gallons of LPG to P.M.I. Trading Limited ("PMI").

The Company expects to report its earnings on Form 10-K during March 2004 after the completion of the independent audit of its financial statements.

About Rio Vista Energy Partners L.P.

Rio Vista Energy Partners is an energy services master limited partnership that owns or operates Liquefied Petroleum Gas (LPG) assets in Southeast Texas and Northeastern Mexico. The partnership seeks to grow through the acquisition of qualified oil and gas assets. All of Rio Vista's common units were distributed to the stockholders of Penn Octane Corporation on September 30, 2004.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding estimated financial results for fiscal 2004 and future growth of Rio Vista Energy Partners L.P. (the "Partnership"). Although these statements reflect the Partnership's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include the fact that estimated results are subject to adjustment during the audit process. In addition, the Partnership may be unable to complete any acquisitions of qualified oil or gas assets. Even if completed, future acquisitions and expansions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties. If we do not have sufficient capital resources for acquisitions or opportunities for expansion, our growth and our ability to pay quarterly distributions will be limited. All of our assets are pledged as collateral for existing debt of Penn Octane, and we therefore may be unable to obtain additional financing collateralized by such assets our ability to


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complete future acquisitions and expansions may not be successful. Additional information regarding risks affecting our business may be found in our registration statement on Form 10, our report on Form 10-Q and Penn Octane's reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission.

SOURCE: Rio Vista Energy Partners L.P.

Rio Vista Energy Partners L.P.
Richard Shore/Ian T. Bothwell, 760-772-9080 or
CEOcast, Inc. for Rio Vista Energy Partners L.P.:
Ed Lewis, 212-732-4300


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